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    Report of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors
  and Shareholders
Volumetric Fund, Inc.
Pearl River, New York


In planning and performing our audit of the financial statements of Volumetric Fund, Inc. for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by the Fund's management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in confirmation with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisitions, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weakness under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not detected within a timely period by employees in the normal course of perforating their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, Audit Committee and the Board of Directors of Volumetric Fund, Inc. and the Securities and Exchange Commission, and is not intended to be, and should not be used by anyone other than these specified parties.


                                                  /s/ BKD, LLP

Houston, Texas
January 28, 2005